Filed Pursuant to Rule 424(b)(3) Registration No. 333-126774

PROSPECTUS SUPPLEMENT
(to prospectus dated October 28, 2005

and supplemented November 30 and

December 1, 2005)

M-Systems Finance Inc.

$75,000,000

1.0% Convertible Senior Notes due 2035

Payment of all principal, interest and additional amounts, if any, payable on the convertible notes is unconditionally guaranteed by and convertible into ordinary shares of M-Systems Flash Disk Pioneers Ltd.

M-Systems Flash Disk Pioneers Ltd.

2,634,960 ordinary shares issuable upon conversion of the convertible notes

This prospectus supplement supplements the prospectus dated October 28, 2005 and supplemented November 30 and December 1, 2005 (the "prospectus") of M-Systems Finance Inc. and M-Systems Flash Disk Pioneers Ltd. relating to the resale by certain securityholders or their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $75,000,000 aggregate principal amount of the 1.00% Convertible Senior Notes due 2035 of M-Systems Finance Inc. and the ordinary shares of M-Systems Flash Disk Pioneers Ltd. issuable upon conversion of the notes.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

SELLING SECURITYHOLDERS

Set forth below, among other things, are the names and addresses of selling securityholders that were not identified in the prospectus, the principal amount of the notes beneficially owned by and that may be offered by such selling securityholders pursuant to the prospectus and the number of ordinary shares into which the notes owned by such selling securityholders are convertible. All information concerning beneficial ownership is based upon information provided to us by the selling securityholders. The table of selling securityholders appearing under the heading "Selling Securityholders" in the prospectus is hereby amended to include the selling securityholders named below.

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Name and Address of Selling Securityholder	Aggregate Principal Amount of Convertible Notes Beneficially Owned That May Be Offered For Resale	Percentage of Outstanding Convertible Notes Beneficially Owned Prior to Any Resale(1)	Percentage of Outstanding Convertible Notes Beneficially Owned if All Convertible Notes That May Be Offered Hereby are Resold(1)	Ordinary Shares Beneficially Owned Upon Conversion of the Convertible Notes That May Be Offered for Resale(2)	Percentage of Equity Capital Beneficially Owned Prior to Any Resale(2)(3)	Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold	Percentage of Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold
Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2 DB (4)	$ 2,000,000	2.66%	-	70,266	*	0	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. 73 Front Street Hamilton, HM12 Bermuda (5)	$ 3,190,000	4.25%	-	112,074	*	0	0
Deutsche Bank Securities Inc. 1251 Sixth Avenue, 26th Floor New York, NY 10020 (4)	$ 1,000,000	1.33%	-	35,133	*	0	0

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*        Less than 1%.

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(1)        Assumes $75,000,000 aggregate principal amount of convertible notes outstanding.

(2)        Assumes conversion of all of the holder`s convertible notes at a conversion rate of 35.1328 ordinary shares per $1,000 principal amount of convertible notes. This conversion rate will be subject to adjustment as described in the prospectus under "Description of Convertible Notes-Conversion Rights." As a result, the number of ordinary shares issuable upon conversion of the convertible notes may increase or decrease in the future.

(3)        Includes ordinary shares issuable upon conversion of the convertible notes beneficially owned by the selling securityholder, as reflected in the fifth column of this table. Calculated based on Rule 13d-3(d)(1) of the Exchange Act, assuming 36,105,102 ordinary shares outstanding as of June 30, 2005.

(4)        The selling securityholder has informed us that (i) it is a broker-dealer, (ii) it has purchased the notes as an investment, (iii) it does not plan to make a market in the notes and the underlying ordinary shares and (iv) it is a wholly-owned subsidiary of a company that is required to file periodic and other reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

(5) )        Henry J. Cox has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.

The date of this prospectus supplement is January 17, 2006

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